Exhibit 10.2

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”) is made as of [______] (the “Effective Date”), between IIS Re Ltd. (the “Company”) and 1347 Advisors LLC (the “Consultant”).

WITNESSETH:

WHEREAS, the Company is organized and existing under the laws of Bermuda and permitted to engage in the business of insurance under the Bermuda Insurance Act 1978;

WHEREAS, the Company desires to retain the Consultant to render certain brokerage and structuring services to the Company, and the Consultant is willing to render such services; and

WHEREAS, the Consultant, a Delaware limited liability company, is ready and willing to act as consultant to the Company, subject to and in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

Article I: Retention of Consultant

Section 1.1. The Company hereby retains the Consultant for the period and on the terms set forth in this Agreement. The Consultant agrees to render the services herein set forth for the compensation herein provided.

Section 1.2. The Consultant agrees to notify the Company of any change in the ownership of the Consultant within a reasonable time after such change.

Article II: Duties of Consultant

Section 2.1. Subject to the terms and conditions of this Agreement, the oversight of the boards of directors of the Company and its parent company, Insurance Income Strategies Ltd., a Bermuda company (“IIS”), and the applicable requirements, the Consultant shall perform, or shall cause to be performed, the following services:

(a)       Identification and due diligence of potential transaction counterparties for consideration by the Company’s management;

(b)       Advice on capital structure and corporate development opportunities;

(c)       Support for compliance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”); and

(d)       Other periodic and special requests deemed within the scope of this Agreement by the parties hereto.

1

For the avoidance of doubt, the services of interim chief financial officer and chairperson of the Board of IIS are not being provided under this Agreement. The Consultant will not have any authority under the Agreement to negotiate, enter into, or to conclude any contract or otherwise to effect any transactions on behalf of the Company or in the name of the Company or IIS.

Article III: Expenses

Section 3.1. The Consultant shall pay all of its costs and expenses relating to the general operation of its business, including expenses related to staff as may be necessary for the due performance of its duties. The Consultant shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred by it specifically in connection with performance of its obligations under this Agreement, including (i) any costs, including all travel, accommodation and other reasonable expenses, incurred by the Consultant at the request of the Company, (ii) communication and mailing expenses incurred in the course of performance of obligations under this Agreement, and (iii) all legal and professional expenses incurred by the Consultant in furtherance of its duties under this Agreement.

Article IV: Remuneration

Section 4.1 As of the Effective Date, the Consultant shall be entitled to receive the following fee from the Company as compensation for the services herein set forth:

a)	A brokerage commission of 10.0125% of a number equal to i) gross written premiums (direct or assumed) and any other gross revenue related to insurance operations of the Company or any of its Affiliate entities (as defined below), less ii) corporate overhead as may be reduced by investment income (the “Brokerage Commission”), payable to the Consultant immediately upon execution of any contract by the Company or any of its Affiliates that produce gross written premiums and any other gross operating revenue for the Company or any of its Affiliates; and

b)	A no claims bonus equal to 13.50% of the Net Underwriting Profits (as defined below) of the Company and any future licensed insurance company formed and owned by IIS, payable annually (the “Profit Commission”, and together with Brokerage Commission, the “Service Fee”). The payment of Profit Commission to the Consultant shall be made annually no later than 30 days after IIS files its Annual Report on Form 10-K for each fiscal year ending June 30th (the “Form 10-K”). The Profit Commission can only be a positive number, i.e. it is only payable in case of net Underwriting Profits and Consultant will not share any net underwriting losses. “Net Underwriting Profits” shall be calculated in the following manner based on the financial statements of IIS prepared in accordance with GAAP and included in IIS’s Form 10-K: (i) Total revenues, less (ii) loss and loss adjustment expenses incurred, less (iii) acquisition costs incurred (comprising of federal excise taxes and commissions paid to cedants). For avoidance of doubt, acquisition costs for the purposes of the definition of Net Underwriting Profits do not include any Service Fee incurred by the Company under this Agreement.

2

As used in this Agreement, “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. “Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

c)	Consultant shall have full responsibility for all applicable federal, state and local taxes, including withholding and income taxes, for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s business organization, and Consultant’s partners, agents and employees. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

Article V: Liability and Indemnification

Section 5.1. The Consultant and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (the “Consultant Indemnitees”) will not be liable for any loss, claims, liabilities, damages, deficiencies, costs or expenses of any type incurred by the Company and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (the “Company Indemnitees”) (i) on account of any third-party claim or proceeding arising out of the performance of this Agreement or (ii) from any breach of, or failure to perform, any covenant or obligation of Consultant Indemnitees contained in this Agreement, in each case, unless (a) a court or arbitral panel with appropriate jurisdiction shall have determined by a final judgment which is not subject to appeal such losses, claims, liabilities, damages, costs or expenses are as a result of fraud, dishonesty, gross negligence or willful misconduct of any of the Consultant Indemnitees or (b) such Consultant Indemnitees shall have settled such losses, claims, liabilities, damages, costs or expenses without the consent of the Company Indemnitees (such consent not to be unreasonably withheld or delayed). Notwithstanding anything else in this Agreement to the contrary, the Consultant Indemnitees’ aggregate liability during the term of this Agreement with respect to, arising from, or arising out of or attributable to this Agreement, or from all services rendered or omitted to be rendered under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the highest amount actually paid as Service Fees in any single calendar year during the term of this Agreement.

3

Section 5.2. The Company unconditionally agrees to indemnify, defend and hold harmless the Consultant Indemnitees from and against, and pay or reimburse such parties for, any losses, claims, liabilities, damages, deficiencies, costs or expenses of any type which they may incur on account of any third-party claim or proceeding arising out of the performance of this Agreement or from any breach of, or failure to perform, any covenant or obligation of Company Indemnitees contained in this Agreement unless a court or arbitral panel with appropriate jurisdiction shall have determined by a final judgment which is not subject to appeal such losses, claims, liabilities, damages, costs or expenses are as a result of fraud, dishonesty, gross negligence or wilful misconduct of any of the Consultant Indemnitees.

Article VI: Term and Termination

Section 6.01. This Agreement shall become effective on the Effective Date and shall remain in full force and effect until terminated or not renewed by the Company or the Consultant in accordance with this Article VI. This Agreement shall have an initial term of seven (7) years commencing on the date of the closing of the initial public offering of IIS (the “Offering”) and will renew automatically on the seventh anniversary of the completion of the Offering (“Initial Renewal Date”) and upon every third anniversary thereafter (“Subsequent Renewal Dates”), unless otherwise terminated or not renewed in accordance with this Article VI.

Section 6.02. The Agreement may be terminated at any time by the Company upon the occurrence of any of the following events:

a)	If the Consultant breaches or fails to perform in any material respect any of its obligations, representations, warranties or covenants contained in this Agreement, which breach or failure to perform has not been cured within 60 business days after giving written notice to the Consultant of such breach or failure to perform (the “Cure Period”), the Company may terminate this Agreement by providing the Consultant with at least 30 business days’ prior written notice from the date of the expiration of the Cure Period.

b)	If the Consultant (1) files a voluntary petition in bankruptcy, (2) is involuntarily dissolved and commences its winding up, (3) consents to or acquiesces to the appointment of a trustee, receiver or liquidator of the Consultant, or (4) has entered against it an order for relief in a federal bankruptcy proceeding which order is not stayed, vacated or dismissed within ninety (90) business days, the Company may terminate this Agreement by providing the Consultant with at least 30 business days’ prior written notice of such termination.

Section 6.03. The Agreement may be terminated at any time by the Consultant upon the occurrence of any of the following events:

a)	If the Company breaches or fails to perform in any material respect any of its obligations, representations, warranties or covenants contained in this Agreement, which breach or failure to perform has not been cured within 60 business days after giving written notice to the Company of such breach or failure to perform (the “Company Cure Period”), the Consultant may terminate this Agreement by providing the Company with at least 30 business days’ prior written notice from the date of the expiration of the Company Cure Period.

4

b)	If the Company or any of its Affiliates (1) files a voluntary petition in bankruptcy, (2) is involuntarily dissolved and commences its winding up, (3) consents to or acquiesces to the appointment of a trustee, receiver or liquidator of the Company, or (4) has entered against it an order for relief in a federal bankruptcy proceeding which order is not stayed, vacated or dismissed within ninety (90) business days, the Consultant may terminate this Agreement by providing the Company with at least 30 business days’ prior written notice of such termination.

c)	If there is a Change in Control (as defined below) of the Company or IIS, this Agreement may be terminated by the Consultant upon 30 business days’ prior written notice to the Company. For purposes of this Agreement, “Change in Control” means with respect to IIS the first to occur of any of the following (in one transaction or a series of related transactions): (i) consummation of a sale of, directly or indirectly, all or substantially all of the IIS’s assets, (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of IIS under an employee benefit plan of IIS, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of IIS representing 50% or more of (A) the outstanding equity securities of IIS or (B) the combined voting power of IIS’s then outstanding securities, (iii) IIS is party to a consummated merger or consolidation which results in the voting securities of IIS outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of IIS or such surviving or other entity outstanding immediately after such merger or consolidation, and (iv) a majority of the members of the board of directors of IIS are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the board of directors of IIS before the date of appointment or election.

Section 6.04. Prior to the Initial Renewal Date or any of the Subsequent Renewal Dates of this Agreement as described above, the Company or the Consultant may non-renew the Agreement for any or no reason by providing a not less than nine months, but not more than 12 months’ written notice to the other party prior to Initial Renewal Date or any of the Subsequent Renewal Dates, as applicable (the “Non-Renewal”). Any termination under this Section 6.04 shall be effective as of the Initial Renewal Date or Subsequent Renewal Date, as applicable.

Section 6.05. Upon termination for any reason or Non-Renewal of this Agreement at any point pursuant to this Article VI, except termination by the Company pursuant to Section 6.02, the Company will pay a one-time termination fee equal to 7.5% of the Shareholders’ Equity (as defined below) calculated as of the most recently completed fiscal quarter prior to the date of termination (the “Termination Fee”). The term “Shareholders’ Equity” as used herein means, as of the end of any fiscal quarter, IIS’s shareholders’ equity, on a consolidated basis, as reported in IIS’s financial statements prepared in accordance with U.S. GAAP. “U.S. GAAP” means the generally accepted accounting principles used in the United States of America.

5

Article VII: Assignment

Section 7.1 The Company may not assign this Agreement or its duties hereunder without the prior written consent of the Consultant. The Consultant, in its sole discretion, may assign its duties under this Agreement or this Agreement in entirety to any other party without the consent of the Company or IIS and this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Article VIII: Amendment

Section 8.1. This Agreement may not be amended without the prior written consent of the Company and the Consultant.

Article IX: Covenants

Section 9.01. Covenants of the Company. During the term of this Agreement, the Company, on behalf of itself and its Affiliates, agrees that the Company and its Affiliates shall:

(a)	observe and comply with any and all provisions of this Agreement;

(b)	not, directly or indirectly (including through any of its Affiliates), enter into any other services agreement (or similar agreement) with any other entity that provides similar services as being provided by the Consultant under this Agreement;

(c)	provide the Consultant with access to the books and records of the Company and its Affiliates in respect of the services rendered and to be rendered pursuant to this Agreement (such access to be upon reasonable prior notice and during regular business hours), and otherwise take such action as is reasonably required to allow the Consultant to fulfill its obligations hereunder, in each case in a manner that does not unreasonably interfere with the business operations of the Company and its Affiliates; and

(d)	compensate and reimburse the Consultant for its expenses as provided in Article IV and Article III hereof, respectively.

Section 9.02. Covenants of the Consultant. During the term of this Agreement, the Consultant agrees that it shall:

(a)	observe and comply with any and all provisions of this Agreement;

(b)	act in good faith and with reasonable skill and care in respect of the services rendered or to be rendered pursuant to this Agreement; and

(c)	have regard to any matter to which a prudent service provider should reasonably pay regard in accordance with customary industry standards for the provision of such services as those to be rendered pursuant to this Agreement.

6

Article X: Representations and Warranties

Section 10.1. Each party hereby represents and warrants to the other party that (in respect of itself):

(a)	it is duly formed and validly existing under applicable laws, with full power and authority to conduct its business, and it has full power and authority to enter into, perform its duties under and exercise its rights under this Agreement;

(b)	assuming the due authorization, execution and delivery of the other party, this Agreement constitutes its valid, lawful and binding obligations enforceable against such party in accordance with its terms, except as may be limited by (i) any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights, (ii) general equity principles, (iii) the law of fraudulent conveyance, (iv) public policy, (v) judicial imposition of any implied covenant of good faith and fair dealing, or (vi) any similar laws or principles;

(c)	the execution and delivery of this Agreement and the performance of such party’s obligations under this Agreement do not and shall not constitute a breach of or default under (i) its organizational documents, or (ii) any agreement or instrument by which it is bound;

(d)	no material consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any regulatory authority is required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement; and

(e)	no step, application, order, proceeding or appointment has been taken or made by or in respect of it for a distress, execution, composition or arrangement with creditors, winding-up, dissolution, administration, receivership (administrative or otherwise) or bankruptcy, and it is able to pay its debts.

The representations and warranties in this Article X are made on a continuing basis, and shall remain in full force and effect throughout the duration of this Agreement. If any party becomes aware that any of the representations and warranties made by it in this Article X has ceased to be true, then it shall notify the other party promptly.

Article XI: Conflicts of Interest and Exclusivity

Section 11.1. The services provided by the Consultant under this Agreement are not exclusive. None of the services to be provided under this Agreement nor any other matter shall give rise to any fiduciary or equitable duties which would prevent or hinder the Consultant, its Affiliates or their respective directors, officers, employees and agents (each an “Interested Party”) from providing services to or entering into transactions with other parties. An Interested Party may, without prior notice to or consent of the Company or its Affiliates, recommend, effect or enter into transactions or provide services on behalf of other clients (whether or not similar to the services provided under this Agreement) where an Interested Party has, directly or indirectly, a material interest or a relationship with another person which may involve a conflict with the Consultant’s duty to the Company or its Affiliates.

7

Section 11.2. The Consultant shall take reasonable steps to ensure fair treatment for the Company or its Affiliates, and shall, on a best efforts basis, make efforts so that any such transactions that are effected by the Company or its Affiliates are effected on terms which are not materially less favorable to the Company or its Affiliates than if the potential conflict had not existed. However, neither the Consultant, its Affiliates nor any other Interested Party shall be liable to the Company or its Affiliates for any profit, commission or remuneration made or received from or by reason of such transactions or any related transactions. The Consultant hereby notifies the Company and its Affiliates, and the Company on its behalf and on behalf of its Affiliates hereby acknowledges, that such potential conflicting interests or duties may arise as a result of, among other things:

(a)	an Interested Party undertaking investment or other business for other clients;

(b)	Certain directors and officers of the Company and IIS also being managing directors of the Consultant;

(c)	the Consultant, in performing its duties under this Agreement, brokering an agreement or arrangement between the Company or its Affiliates with another Interested Party; or

(d)	the Consultant acting as agent for the Company or its Affiliates in relation to transactions effected by the Company or its Affiliates in which the Consultant is also acting as agent for the account of other clients or Interested Parties.

Article XII: Miscellaneous

Section 12.01. Independent Contractor Status

The Consultant shall for all purposes herein be deemed to be an independent contractor. Nothing contained herein shall be deemed to constitute the parties hereto members of any partnership, joint venture, association, syndicate or other entity. The parties further agree that any amounts paid to the Consultant pursuant to this Agreement shall constitute payments for services rendered.

Section 12.02. No Authority to Conclude Contracts

Although the Consultant is an independent contractor for all purposes herein, it shall not have, and shall not represent to any third party that it has, authority to enter into or to conclude any contract on behalf of or in the name of the Company, or otherwise to effect any transactions, without the express written consent of the Company.

8

Section 12.03. Non-Exclusivity

Nothing in this Agreement shall limit or restrict the right of the Consultant or any of its partner, director, officer, agent or employee to engage in any other business or to devote his time and attention in part to any other business.

Section 12.04. Notices

Notices of any kind to be given to the Consultant shall be in writing and shall be duly given if mailed or delivered to the Consultant at 150 Pierce Road, 6th Floor, Itasca, IL 60143, Attn: Legal Department, or at such other address or to such other individual as shall be specified by the Consultant to the Company in accordance with this Section 12.04.. Notices of any kind to be given to the Company shall be in writing and shall be duly given if mailed or delivered to the Company at Canon’s Court, 22 Victoria Street, Hamilton , HM12 Bermuda, Attn: Thomas Heise, or at such other address or to such other individual as shall be specified by the Company to the Consultant in accordance with this Section 12.04.

Section 12.05. Headings

The headings of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

Section 12.06. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 12.07. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 12.08. Confidentiality

No party shall at any time use, divulge or communicate to any Person any confidential information, except:

(i)       as agreed by the other party;

(ii)       where required to perform its duties or exercise its rights under this Agreement (including to its delegates or agents, if applicable);

to its professional representatives or advisers, or to insurance companies, insurance brokers, insurance agents, and other potential transaction counterparties to the extent required by them to perform their duties, and provided that they are or agree to be bound by a duty of confidentiality; to the extent required by any regulatory authority (including for the purpose of filing tax returns).

9

Section 12.09. Entire Agreement.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and is not intended to confer upon any Person other than the parties any rights or remedies

Section 12.10. WAIVER OF JURY TRIAL

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND WHICH IS NOT SETTLED IN ARBITRATION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.10.

Section 12.11. Arbitration

The Consultant and the Company agree that all questions or matters in dispute with respect to this Agreement, or any claim for indemnification that is in dispute, shall be submitted to arbitration pursuant to the terms hereof.  Prior to referring any matter to arbitration pursuant to the provisions hereof, any party intending to refer any matter to arbitration shall have given not less than ten (10) days prior written notice of its intention to do so to the other party together with the particulars of the matter in dispute. The parties shall submit any dispute arising out of this Agreement to final and binding arbitration pursuant to the Commercial Arbitration Rules of American Arbitration Association, in Chicago, Illinois.  The arbitration shall be conducted by three (3) neutral arbitrators, all appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the parties shall have reasonable rights of discovery.  Each party shall be entitled to reasonable notice of the time and place of hearings to be held by the arbitrators, to be present at such hearings, and to be represented by counsel at such hearings; provided, however, if having been afforded such notice, a party shall fail, neglect, or refuse to appear at such hearings, the arbitrators may act in the absence of such party. The parties agree that the award of a majority of the arbitrators shall become final and binding upon each of them on the thirtieth (30th) day following delivery to the parties, and that, thereafter judgment upon the award may be entered in any court having jurisdiction thereof.

10

Section 12.12. Survival. The provisions of Articles III, IV, V and Section 12.08 and 12.11 shall survive the termination of this Agreement.

Section 12.13. Severability

If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the terms of this Agreement are fulfilled to the extent possible.

Section 12.14. No Waiver/Cumulative Remedies

Any waiver of a breach of any of the terms of this Agreement or of any default under this Agreement shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement. No failure on the part of a party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

[Signature Page Follows]

11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

THE CONSULTANT:

1347 ADVISORS LLC

By:
Name:
Title:

THE COMPANY:

IIS Re LTD.

By:
Name:
Title:

Signature Page to Services Agreement